Exhibit 8.1
[Letterhead of Osborne Clarke, S.L.P.]

To:	Grifols, S.A. Parc Empresarial Can Sant Joan Avda. de la Generalitat, 152 08174 Sant Cugat del Vallés Spain
December 20, 2010

Ref:	Transaction between Grifols, S.A. and Talecris Biotherapeutics Holdings Corp. (“Talecris”)
Dear Sirs,
We have acted as Spanish legal counsel to Grifols, S.A. (“Grifols”), a corporation (sociedad anónima) organized under the laws of the Kingdom of Spain, in connection with the issuance by Grifols of up to 87,000,000 new non-voting shares (the “New Shares”) with a par value of €0.10 each, by means of monetary contributions and with the exclusion of the pre-emptive right of subscription of the shareholders of Grifols, to the shareholders of Talecris Biotherapeutics Holdings Corp. (“Talecris”) in accordance with the transaction agreement, as amended, dated June 6, 2010, as described in the proxy statement / prospectus forming part of the registration statement on form F-4, Registration Nº 333-168701 (as amended through the date hereof, the “F-4 Registration Statement”) filed with the Securities and Exchange Commission.
1.	SCOPE
1.1.	Documents examined
For the purposes of issuing this legal opinion, we have reviewed and examined originals or copies certified or otherwise identified to our satisfaction, of such records of Grifols and such other documents and certificates, and made such inquiries with officers of Grifols as we have deemed necessary as a basis for the opinions hereinafter expressed.
1.2.	Limitations
a)	Our opinion is limited in all respects to the laws of Spain in force as of the date hereof.

[December 20, 2010]
b)	We do not express any opinion on the laws of any jurisdiction other that Spain, on public international law or on the rules of or promulgated under or by any treaty organization.
c)	Except where otherwise expressly stated in this opinion, we have not made any independent verification of any factual matters disclosed to us in the course of our examination for the purposes of rendering this opinion. We have relied as to factual matters on the documents and the information furnished to us by Grifols.
2.	ASSUMPTIONS
For the purposes of this opinion we have assumed that:
a)	all signatures and initials appearing in all documents examined in the course of our examination are genuine and such signatures are the signatures of the persons purported to have signed such documents; all documents submitted to us in the course of our examination as originals are authentic and complete and all documents submitted to us in the course of our examination as copies conform with authentic originals and are complete; and all documents examined in the course of our examination and dated prior to the date of this opinion remain in effect and unamended as of that date;
b)	Grifols has submitted to us all its relevant corporate records and proceedings, that such records and proceedings are truthful transcriptions of the resolutions passed and that they are validly executed, convened and held;
c)	all information regarding matters of fact rendered to us by Grifols as well as (when appropriate) by governmental officials or public registries, is accurate and complete;
d)	there is nothing under any law (other than the laws of Spain) that affects our opinion; and
e)	the absence of fraud and the presence of good faith on the part of Grifols.
3.	OPINION
We hereby confirm, as of the date hereof, our opinion that the statements set forth under the section “Material Spanish Tax Considerations” in the F-4 Registration Statement, insofar as such statements relate to statements of tax law or legal conclusions under the tax laws of the Kingdom of Spain or matters of Spanish tax law are accurate.
4.	QUALIFICATIONS

[December 20, 2010]
This opinion is subject to the following qualification:
a)	Some of the legal concepts are described in English terms and not in their original terms. Such concepts may not be exactly similar to the concepts described in English terms. This opinion may, therefore, only be relied upon with the express qualification that any issues of interpretation of legal concepts arising hereunder will be governed by Spanish law.
This opinion is being furnished by us, as Spanish counsel to Grifols, to you as a supporting document in connection with the above referenced F-4 Registration Statement. This opinion letter is not to be used, circulated, quoted or otherwise referred to for any other purpose without our prior written consent.
We hereby consent to the use of our name under the caption “Legal Matters” in the proxy statement / prospectus constituting part of the F-4 Registration Statement and to the filing of this opinion as an exhibit to the F-4 Registration Statement.

Yours faithfully,
/s/ Jordi Fábregas
Jordi Fábregas